UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 8, 2009

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The registrant has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the Securities and Exchange Commission for more complete information about the registrant and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the registrant, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Item 8.01.	Other Events

On September 8, 2009, we issued a press release providing an update on our net sales for the first nine weeks of the third quarter and an estimate of our net sales for the third quarter, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Also, on September 8, 2009, we issued a press release announcing a public offering (the “Offering”) of our common stock, a copy of which is filed as Exhibit 99.2 and incorporated herein by reference.

In connection with the Offering, we filed a prospectus supplement (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “SEC”), which relates to the shelf registration statement previously filed with the SEC, which was declared effective on September 4, 2009. The Prospectus Supplement contains certain information which was not previously disclosed by the Company, which is summarized below and qualified in its entirety by reference to the Prospectus Supplement filed with the SEC on the date hereof.

Summary of Information Included in the Prospectus Supplement

Update on Third Quarter Net Sales

Our net sales were approximately $71 million through the first nine weeks of the third quarter, which ends September 26, 2009, and we currently estimate net sales will be at least $100 million for the full quarter. We reported net sales of $82.6 million for the full second quarter ended June 27, 2009. The second and third quarters of 2009 each consists of 13 weeks. Our ability to achieve the estimated net sales for the quarter is subject to a number of factors (many of which are outside our control), including our ability to achieve order levels consistent with our current run rate to date this quarter and to manufacture and ship our products consistent with our current expectations. See “Special Note Regarding Forward-Looking Statements” in the Prospectus Supplement for additional cautionary language regarding the uncertainty of forward looking information.

Industry Trends

We believe that semiconductor units produced, semiconductor fabrication facility utilization and sales of wafer fabrication equipment are key drivers of our semiconductor industry sales. In a May 2009 report, Gartner, Inc., a third party information technology research and advisory company (“Gartner”) estimated that there will be approximately 505 billion, 540 billion, 601 billion and 654 billion semiconductor units produced worldwide in 2009, 2010, 2011 and 2012, respectively, which represents an estimated compound annual growth rate for such periods of approximately 9.0%. In an August 2009 report, Gartner estimated that semiconductor fabrication facility utilization would increase steadily from approximately 68% in the third quarter of 2009 to approximately 84% in the fourth quarter of 2010. In a June 2009 report, Gartner also estimated that approximately $13 billion, $16 billion, $22 billion and $27 billion will be invested in wafer fabrication equipment in 2009, 2010, 2011 and 2012, respectively, representing an estimated compound annual growth rate for such periods of approximately 28.2%.

Changes to Our Cost Structure

Based on the cost structure we had in place for the first quarter of 2008 (which was our peak quarter for net sales since the beginning of 2008), our quarterly net sales were $148.2 million and our non-GAAP operating margin and our Adjusted EBITDA margin (each as defined below) for the quarter were 9.4% and 13.6%, respectively.

Beginning in the second quarter of 2008 and continuing through the second quarter of 2009, we have undertaken a number of initiatives to reduce our cost structure. These initiatives included an estimated $13 million of previously announced permanent quarterly cost reductions, consisting primarily of an estimated $5 million of fixed manufacturing expense reductions and an estimated $8 million of operating expense reductions, a majority of which relate to actions already taken. In addition, during 2009, we implemented significant temporary cost reductions, including work furloughs, eliminating incentive compensation for 2008 and 2009 except for certain previously committed sales incentives and in those jurisdictions where not permitted by law, salary reductions and selective plant shutdowns. As a result, we estimate that our Adjusted EBITDA breakeven level (i.e. the amount of quarterly net sales we estimate we would need to achieve breakeven on an Adjusted EBITDA (as defined below) basis) was reduced from a breakeven level of approximately $115 million of net sales for the first quarter of 2008 (based on the actual cost structure for that quarter) to a breakeven level of approximately $85 million of net sales for the second quarter of 2009, after giving effect to the permanent cost reductions and the temporary cost reductions implemented through the end of that quarter. Based on our assumed cost structure (as defined below) we estimate that our Adjusted EBITDA breakeven level will be approximately $98 million of net sales. The foregoing Adjusted EBITDA breakeven levels of net sales are not measures of our historical financial performance and there is no guarantee that had our historical net sales for those quarters actually been the amounts specified that we would have achieved a breakeven level of Adjusted EBITDA. For the second quarter of 2009, our quarterly net sales were $82.6 million and our non-GAAP operating margin and our Adjusted EBITDA margin for the quarter were (11.9%) and (2.3%), respectively.

Based on our current cost structure, but assuming the completion of the implementation of our permanent cost reductions and the reversal of our temporary cost reductions (giving effect to such assumptions, our “assumed cost structure”), we currently estimate that:

•

a quarterly net sales level of $110 million would yield a gross margin of approximately 37% to 39% for the quarter, a non-GAAP operating margin at a breakeven level for the quarter and an Adjusted EBITDA margin of approximately 5% to 7% for the quarter;

•

a quarterly net sales level of $130 million would yield a gross margin of approximately 41% to 43% for the quarter, a non-GAAP operating margin of approximately 8% to 10% for the quarter and an Adjusted EBITDA margin of approximately 14% to 16% for the quarter; and

•

a quarterly net sales level of $150 million would yield a gross margin of approximately 43% to 45% for the quarter, a non-GAAP operating margin of approximately 12% to 14% for the quarter and an Adjusted EBITDA margin approximately 17% to 19% for the quarter.

Limitations of Disclosures Regarding Assumed Cost Structure

The foregoing estimates are intended to illustrative of certain possible effects our assumed cost structure and are not predictions or guarantees that we will achieve any specific level of quarterly net sales, gross margin, non-GAAP operating margin or Adjusted EBITDA margin in the future or that if we achieve any specific level of net sales, we will achieve a corresponding level of gross margin, non-GAAP operating margin or Adjusted EBITDA margin. Although our management believes the estimates and assumptions associated with the foregoing hypothetical information are reasonable, investors should not place undue reliance on the foregoing information as actual results may vary significantly. We are providing this information to help investors understand the potential impact of additional net sales on gross margin, non-GAAP operating margin and Adjusted EBITDA margin, given a constant assumed cost structure. The foregoing calculations are based, for example, on the assumption that our current cost structure, after giving effect to the completion of the implementation of our permanent cost reductions and the reversal of our temporary cost reductions, will remain essentially constant, with nominal incremental costs assumed at the quarterly net sales level of $150 million. However, our actual cost structure is subject to change, and it is highly unlikely that our current cost structure will in fact remain constant in all respects material to the foregoing calculations. Variations in items such as raw materials costs, direct labor costs, other manufacturing costs, facilities costs, indirect labor and benefits costs, and sales mix may cause significant variations in our actual cost structure and results. Further, we may not achieve all the cost savings contemplated in our assumed cost structure in a timely manner or at all, and the actual incremental costs associated with net sales at higher levels may be significantly higher than assumed. As a result, if in the future we achieve quarterly net sales at a level set forth above, the actual gross margin, non-GAAP operating margin or Adjusted EBITDA margin may vary significantly from the amounts or ranges indicated. See also “Special Note Regarding Forward-Looking Statements” in the Prospectus Supplement for additional cautionary language regarding the uncertainty of forward-looking information.

Non-GAAP Measures

Adjusted EBITDA margin and non-GAAP operating margin, together with the related measures of Adjusted EBITDA and non-GAAP operating income, are considered “non-GAAP financial measures” under the rules and regulations of the SEC. These financial measures are provided as a complement to financial measures provided in accordance with GAAP. We provide non-GAAP financial measures in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate our baseline performance before certain gains, losses or other charges that may not be indicative of our business or future outlook. We believe these non-GAAP measures will aid investors’ overall understanding of our results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how we plan and measure our business. The calculations of Adjusted EBITDA margin and non-GAAP operating margin (based on the specified levels of net sales) set forth above are not measures of future financial performance for any specific period, and therefore we have not provided a comparable GAAP measure or reconciliation to a GAAP measure, which would require us to make assumptions and provide hypothetical figures regarding all restructuring, tax and other charges that would be required to be included in the comparable GAAP measure. The levels of any such charges in the future are dependent on unknown factors and future events, and may vary significantly from period to period, which makes it difficult to forecast and quantify such amounts for any specific future period or provide assumed or hypothetical figures that would be meaningful for use with calculations that do not relate to a specific future period. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

GAAP to Non-GAAP Reconciliation

We define (i) “Adjusted EBITDA” as net income (loss) from continuing operations before interest expense, income tax expense, depreciation and amortization, and further adjusted to exclude restructuring costs (such as employee severance, production transfer costs and accelerated depreciation), other expense, net, and equity in net (earnings) loss of affiliates, (ii) “Adjusted EBITDA margin” as Adjusted EBITDA (as defined) as a percentage of net sales, (iii) “non-GAAP operating income” as operating income (loss) excluding amortization from intangible assets and restructuring costs, and (iv) “non-GAAP operating margin” as non-GAAP operating income as a percentage of net sales.

Management uses Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin as performance metrics for internal monitoring and planning purposes, including to facilitate analysis of investment decisions by providing a higher degree of transparency for certain expenses and describing how we plan and measure our own business. Management believes that these non-GAAP measures also help indicate our baseline performance before gains, losses or other charges that may not be indicative of our current business. In addition to their use to monitor performance trends, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin help management and investors to compare our performance with the performance of some of our peers.

Adjusted EBITDA and non-GAAP operating income do not represent net income (loss), operating income (loss) or net cash (used in) provided by operating activities as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin are not recognized measurements under GAAP, and investors should not consider Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin as substitutes for measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income (loss), operating income (loss) or net cash (used in) provided by operating activities. Because other companies may calculate Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin differently than we do, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating income and non-GAAP operating margin may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA has other limitations as an analytical tool, when compared to the use of net income (loss) from continuing operations, which is the most directly comparable GAAP financial measure, including:

•

Adjusted EBITDA does not reflect any attribution of costs to our operations related to our acquisitions and capital expenditures through depreciation and acquired intangible asset amortization charges; and

•

Adjusted EBITDA excludes certain expenses that we believe are not indicative of our baseline business performance, but which others may believe are normal expenses for the operation of a business, including restructuring charges.

The following tables reconcile GAAP operating income (loss) to non-GAAP operating income (loss) and net income from continuing operations to Adjusted EBITDA and presents the related margins stated as a percent of net sales (amounts in thousands, except percentages):

	Three months ended March 29, 2008	Three months ended June 27, 2009
GAAP — Operating income (loss)	$5,078	$(20,181)

Restructuring costs	3,827	5,452

Amortization of intangible assets	5,087	4,931

Non-GAAP operating income (loss)	$13,992	$(9,798)

Non-GAAP operating margin	9.4%	(11.9)%

	Three months ended March 29, 2008	Three months ended June 27, 2009
GAAP — Net income (loss) from continuing operations	$3,208	$(22,492)

Interest (income) expense, net	(13)	2,577

Other (income) expense, net	627	1,537

Equity in net (earnings) loss of affiliates	(138)	449

Income tax expense (benefit)	1,394	(2,252)

Restructuring costs	3,827	5,452

Amortization of intangible assets	5,087	4,931

Depreciation	6,216	7,903

Adjusted EBITDA	$20,208	$(1,895)

Adjusted EBITDA — As a % of net sales	13.6%	(2.3)%

Restructuring costs consists of (in thousands):

	Three months ended March 29, 2008	Three months ended June 27, 2009
Employee severance	$3,827	$2,681

Production transfer costs	—	2,248

Accelerated depreciation	—	523

	$3,827	$5,452

Amended and Restated Credit Agreement

On August 11, 2009, we further amended our credit agreement (the “Restated Credit Agreement”) among us and Poco Graphite, Inc. (“Poco”), as borrowers, Wells Fargo Bank, National Association, as agent, and certain other banks, as lenders. Prior to the August amendment, the Restated Credit Agreement prohibited us from issuing debt securities, and we were required to use 100% of the net proceeds received in any equity offering to prepay amounts outstanding under the Restated Credit Agreement. In addition, the borrowing base and, therefore, the funds available to us under the Restated Credit Agreement, would have been reduced by 100% of the net proceeds of any equity offering, but the revolving commitment amounts would not have been affected.

The August amendment permits us to issue unsecured convertible debt securities (a “Qualifying Debt Offering”) subject to the satisfaction of certain conditions, which include, among others, our compliance with the financial covenants contained in the Restated Credit Agreement and the receipt by us of at least $75,000,000 in net proceeds from the offering. We will be required to use 100% of the net proceeds from any Qualified Debt Offering or equity offering to prepay amounts outstanding under the Restated Credit Agreement. In addition, the borrowing base was amended to provide that it will be reduced by (i) 50% of the net proceeds of any Qualifying Debt Offering or equity offering received by us on or before August 15, 2010 (“Qualified Offering Receipts”) and (ii) 100% of the net proceeds of any Qualified Debt Offering or equity offering received by us thereafter. Pursuant to the August amendment, the revolving commitment amounts under the Restated Credit Agreement will be reduced by 50% of any Qualified Offering Receipts received by us.

The Restated Credit Agreement requires that we not exceed the monthly negative year-to-date EBITDA amounts in 2009 and that we exceed positive year-to-date EBITDA amounts at prescribed levels on a monthly basis through March 2010. Under the Restated Credit Agreement, EBITDA is calculated by adding to consolidated net income for the applicable period, interest expense, expense for income taxes, non-cash expenses (including non-cash stock compensation expense), non-recurring expense associated with a permitted merger or acquisition, certain lease payments, depreciation, amortization, extraordinary non-cash losses and foreign exchange expense and certain expenses related to the Restated Credit Agreement incurred during 2009. Extraordinary non-cash losses include adjustments to our excess and obsolete inventory reserves and allowances for doubtful accounts, and impairment charges of long-lived assets and investments. In addition, the Restated Credit Agreement allows us to add-back up to $1.0 million in restructuring charges to EBITDA.

The minimum EBITDA levels required by the Restated Credit Agreement are indicated in the table below. Our actual EBITDA, as defined by the Restated Credit Agreement, was $(20.2) million as of June 27, 2009.

Period ending	(In thousands)
Fiscal 2009 year-to-date EBITDA levels

March 2009	$(31,000)

April 2009	(35,000)

May 2009	(42,000)

June 2009	(45,000)

July 2009	(53,000)

August 2009	(59,000)

September 2009	(62,000)

October 2009	(62,000)

November 2009	(62,000)

December 2009	(56,000)

Fiscal 2010 year-to-date EBITDA levels

January 2010	$(3,000)

February 2010	2,000

March 2010	7,000

Beginning in the second quarter of 2010, the foregoing minimum EBITDA covenants expire, and the Restated Credit Agreement requires us to maintain a cash flow leverage ratio of no more than 3.0 to 1.0 and a fixed charge coverage ratio of at least 1.5 to 1.0. The cash flow leverage ratio is defined as the sum of short-term borrowings, long-term debt and capital lease obligations divided by the most recent two fiscal quarters’ EBITDA (as defined above) multiplied by two. The fixed charge coverage ratio is defined as the sum of EBITDA (as defined above) and lease expense less the sum of capital expenditures and income tax payments, which figure in turn is divided by the sum of interest expense, lease expense and scheduled principal payments.

The following table reconciles GAAP net income (loss) to EBITDA as defined in the Restated Credit Agreement (amounts in thousands):

Six months ended June 27, 2009
GAAP — Net income (loss)	$(60,237)

Interest expense	4,514

Income tax expense	(4,850)

Non-cash expenses	13,282

Depreciation	16,173

Amortization	9,912

Certain qualifying out-of-pocket expenses	1,000

EBITDA as defined in the Restated Credit Agreement	$(20,206)

Non-cash expenses:

Stock-based compensation expense	$4,179

Impairment of PP&E	314

Provision for doubtful accounts	373

Provision for excess & obsolete inventory	3,406

Charge for fair value mark-up of acquired inventory sold	4,065

Equity in net (earnings) / loss of affiliates	945

Total non-cash expenses	$13,282

Qualifying out-of-pocket expenses:

Restructuring charges — January 2009	$126

Restructuring — February 2009	874

Total out-of-pocket expenses	$1,000

EBITDA as defined in the Restated Credit Agreement is being provided solely to illustrate compliance with our Restated Credit Agreement. It is not being provided as a measure of our historical financial performance and should not be used in this context as a substitute for a comparable GAAP measure, such as net income (loss) or net cash (used in) provided by operating activities, for evaluating our financial performance or liquidity.

In addition to the financial covenants contained in the Restated Credit Agreement, we are restricted from making more than $16 million in capital expenditures in 2009 and more than $20 million in capital expenditures in 2010. We are also required to maintain a minimum of $25 million in domestic cash balances.

Under the terms of the Restated Credit Agreement, our ability to borrow is tied to a borrowing base of available assets. The borrowing base is generally comprised of the sum of 80% of funds in our eligible accounts, 45% of eligible inventory and 100% of the net orderly liquidation value of eligible fixed assets plus an adjustment amount that is currently $13,196,985, but which steps down as follows: from (and including) the last day of the fiscal month ending October 2009 until (but not including) the last day of the fiscal month ending January 2010, $9,196,985; from (and including) the last day of the fiscal month ending January 2010 until (but not including) the last day of the fiscal month ending April 2010, $5,196,985; and on and after the last day of the fiscal month ending April 2010, $2,000,000.

Under the terms of the Restated Credit Agreement, we may elect that the loans comprising each borrowing bear interest at a rate per annum equal to either (a) the sum of 4.25% plus a base rate equal to the highest of: (i) the prime rate then in effect, (ii) the Federal Funds rate then in effect plus 1.25%, (iii) the one-month LIBOR rate then in effect plus 1.25% or (iv) 3.25%; or (b) the sum of 5.25% plus the greater of the LIBOR rate then in effect or 1.50%. These interest rates may be increased by 2.25% if our fiscal year-to-date EBITDA loss for the period ending on the dates below is greater than the amount indicated in the table below:

Period ending	(In thousands)
July 2009	$(44,000)
August 2009	(47,000)
September 2009	(46,000)
October 2009	(46,000)
November 2009	(45,000)
December 2009	(39,000)

As of June 27, 2009, the weighted average interest rate on outstanding borrowings under the Restated Credit Agreement was 6.92%. In addition, we pay a commitment fee of 0.75% on the unborrowed amount available under the Restated Credit Agreement.

Our borrowings are guaranteed by all of our subsidiaries that are treated as domestic for tax purposes, including Entegris Pacific Ltd, Entegris Asia LLC, Entegris Materials, Inc. and Entegris Specialty Materials, LLC, and secured by a first-priority security interest in all assets owned by the borrowers under the Restated Credit Agreement or such domestic guarantors, except that the collateral includes only 65% of the voting stock owned by the borrowers or a domestic subsidiary of each subsidiary which is treated as foreign for tax purposes.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without penalty, other than customary breakage costs with respect to LIBOR borrowings. Mandatory prepayments of the revolving loan, but not commitment reductions must be made with the proceeds of asset sales, insurance and condemnation recoveries and certain extraordinary receipts, (other than Qualified Offering Receipts, the repayment requirements of which are described above).

In addition, the Restated Credit Agreement includes negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things, sell assets; alter our business; engage in mergers, acquisitions and other business combinations; declare dividends or redeem or repurchase capital stock; incur, assume or permit to exist additional indebtedness or guarantees; make loans and investments; make acquisitions; incur liens; and enter into transactions with affiliates.

The Restated Credit Agreement also contains customary provisions relating to representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material judgments, cross defaults and change in control. A breach of any of the covenants contained in the Restated Credit Agreement could result in a default under the Restated Credit Agreement. If any such default occurs, the lenders under the Restated Credit Agreement may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. The lenders under the Restated Credit Agreement also have the right to terminate any commitments they have to provide further borrowings. In addition, following an event of default under the Restated Credit Agreement, the lenders have the right to proceed against the collateral granted to them by us and the guarantors to secure our obligations and the obligations of the guarantors under the Restated Credit Agreement, including taking control of our domestic cash receipts from the collection of our receivables as well as certain other assets. If our obligations under the Restated Credit Agreement were accelerated, our assets may not be sufficient to repay our obligations in full and we cannot assure you that we would be able to refinance such debt (with the proceeds of debt or equity financings or otherwise) on reasonable terms, on a timely basis or at all.

We reduced our borrowings under our Restated Credit Agreement by $5.5 million during August, 2009. As of August 29, 2009, our fiscal month end, the borrowing base under our Restated Credit Agreement supported approximately $131.4 million in borrowings. There were $124 million in outstanding borrowings and an additional $1.3 million in undrawn letters of credit as of August 29, 2009. The estimated net proceeds of this offering as set forth in “Use of Proceeds” in the Prospectus Supplement of $45.4 million will be used to repay a portion of our outstanding borrowings under the Restated Credit Agreement. Following this repayment, we expect our borrowing base under the Restated Credit Agreement to be $108.7 million. We currently believe that our resources (assuming modest continued improvements in our business), will be sufficient to repay the remaining outstanding balance under our Restated Credit Agreement when it becomes due in November 2011. However, we cannot assure you that we will have sufficient resources or cash flows from our operations to make such repayment. To the extent that our existing cash flows from operations, together with the proceeds of this offering, are not adequate to pay off the balance on our Restated Credit Agreement, we will be required to raise additional debt or equity capital (including convertible securities) or sell our assets. We cannot assure you that if such additional capital or funds were necessary, they would be available on reasonable terms, on a timely basis or at all.

Impairment of Goodwill. and Long-Lived Assets.

We assess the impairment of goodwill at least annually as of August 31. In addition, whenever events or changes in circumstances indicate that the carrying value may not be recoverable, we undertake an additional impairment assessment. Factors considered important, which could trigger an impairment review, and potentially an impairment charge, include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or our overall business strategy;

•	significant negative industry or economic trends; and

•	significant decline in our stock price for a sustained period, resulting in our market capitalization being below net book value.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, we tested for impairment of our goodwill in connection with our annual impairment test of goodwill as of August 31, 2008, and due to events and changes in circumstances through the end of 2008, we had an additional triggering event that indicated impairments had occurred.

Based on the results of our assessment of goodwill for impairment, it was determined that the carrying value of our net assets exceeded our estimated fair value. Therefore, we performed a second step of the impairment test to determine the implied fair value of our goodwill. We performed the assessment of impairment of our goodwill as of August 31, 2008 (our annual impairment test date) and, due to events and circumstances, through the end of the third and fourth quarters of the year ended December 31, 2008. During the third quarter, we wrote off $379.8 million of goodwill, and at the end of the year, we wrote off the remaining goodwill of $94.0 million. (See Note 2 to the consolidated financial statements for the fiscal year ended December 31, 2008, as described in our Report on Form 10-K, filed on March 2, 2009.)

We routinely consider whether indicators of impairment of the value of its property and equipment assets, particularly our molding equipment, and our intangible assets, are present. If such indicators are present, it is determined whether the sum of the estimated undiscounted cash flows attributable to the asset group in question is less than their carrying value. If less, an impairment loss is recognized based on the excess of the carrying amount of the asset group over its respective fair value. Fair value is determined by discounting estimated future cash flows, appraisals or other methods deemed appropriate. If the asset groups determined to be impaired are to be held and used, we recognize an impairment charge to the extent the fair value attributable to the asset group is less than the assets’ carrying value. The fair value of the assets then becomes the assets’ new carrying value, which is depreciated over the remaining estimated useful life of the assets.

As of December 31, 2008, we had $159.7 million of net property, plant and equipment and $93.1 million of net intangible assets. In connection with the triggering events discussed above, during the third and fourth quarters of fiscal year 2008 we reviewed our long-lived assets in accordance with SFAS No. 144 and determined that none of our long-lived assets were impaired. The determination was based on reviewing estimated undiscounted cash flows for our asset groups, all of which were greater than their carrying values. As required under U.S. generally accepted accounting principles, the SFAS No. 144 impairment analyses occurred before the SFAS No. 142 goodwill impairment assessments.

Long-lived assets are grouped with other assets and liabilities at the lowest level (asset groups) for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. We have four asset groups, identified by assessing our identifiable cash flows and the interdependence of such cash flows: Contamination Control Solutions (CCS), Microenvironments (ME), Poco Graphite (POCO) and Entegris Specialty Coatings (ESC).

Our estimate of undiscounted cash flows attributable to the asset groups included only future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group. Estimates of future cash flows used to test the recoverability of a long-lived asset (asset group) incorporated our assumptions about our use of the asset group and were determined for the remaining useful life of the primary asset (the principal long-lived tangible asset being depreciated or intangible asset being amortized that is the most significant component asset from which the asset group derives its cash-flow-generating capacity) of each asset group. The key assumptions were projected revenues, gross margin expectations and operating cost estimates. Future cash flows used to test the recoverability of each asset group were made for the remaining useful life of the asset group, which itself is based on the remaining useful life of the primary asset of each group as described below. Where the primary asset is not the asset of the asset group with the longest remaining useful life, estimates of future cash flows for the group assume the sale of the group at the end of the remaining useful life of the primary asset.

The recoverability test included all cash outflows that the asset group is estimated to incur to obtain the estimated future cash inflows. Accordingly, where required, we reflected within the cash flows of our asset groups an allocation of corporate expenses to our asset groups, because those assets require the services provided by our shared services infrastructure (among others, finance, human resources, information technology, sales and marketing, legal) if the asset group were operated on a stand-alone basis.

All asset groups had future undiscounted cash flows in excess of their carrying values by at least 40% as of December 31, 2008.

If either revenues for our asset groups decreased from the current forecast without offsetting decreases in costs, or if the asset group’s operating costs increased from the current forecast without offsetting increases in revenues, the estimated undiscounted cash flows of the asset groups could be less than their carrying values. This would require an impairment loss to be recognized based on the excess of the carrying amount of the respective asset group over its fair value. As noted, fair value would be determined by discounting estimated future cash flows, appraisals or other methods deemed appropriate.

As described above, the evaluation of the recoverability of long-lived assets requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the identification of the asset group at the lowest level of independent cash flows and the primary asset of the group; and long-range forecasts of revenue and costs, reflecting management’s assessment of general economic and industry conditions, operating income, depreciation and amortization and working capital requirements.

Due to the inherent uncertainty involved in making these estimates, particularly in the current economic environment and plan for a recovery, actual results could differ from those estimates. In addition, changes in the underlying assumptions would have a significant impact on the conclusion that an asset group’s carrying value is recoverable, or the determination of any impairment charge if it was determined that the asset values were indeed impaired.

Due to the decline in our market capitalization and the uncertain economic environment within the semiconductor industry, we will continue to monitor circumstances and events in future periods to determine whether additional asset impairment testing is warranted. It is not unlikely that in the future we may no longer be able to conclude that there is no impairment of our long-lived assets, nor can we provide assurance that material impairment charges of long-lived assets will not occur in future periods.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release, dated September 8, 2009

99.2 Press Release, dated September 8, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: September 8, 2009	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel